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                                                                   EXHIBIT 10.10

                          MEMORANDUM OF UNDERSTANDING


     WHEREAS, Jackson County, Mississippi, acting by and through its Board of Supervisors and the Jackson County Port Authority ("COUNTY"), pursuant to the provisions of Section 59-9-1, et seq., Mississippi Code of 1972, as amended, has full authority to own, lease and develop property for industrial purposes and to create employment opportunities for its citizens; and

     WHEREAS, HAM MARINE, INC., a Mississippi corporation, ("HAM") proposes to construct a new facility for drilling rig repair, retrofit and new construction on approximately 120 acres of COUNTY-owned land; to invest in excess of $20 million for the improvement of such property; and to operate same pursuant to a business plan which contemplates creation of 800 to 1000 new jobs;

     NOW, THEREFORE, COUNTY and HAM agree as follows:

     1. COUNTY agrees to lease to HAM approximately 120 acres of land located at Greenwood Island along Bayou Casotte on terms and conditions to be embodied in a Lease Agreement between the parties, some of the basic terms and conditions of which are attached hereto as Exhibit "A."

     2. HAM will improve the subject property with dock and bulkhead improvements and establish an enterprise which will more than double its present employee level and payroll. HAM certifies that present employment at its facility on the West bank of the East Pascagoula River is not less than 350 employees, nor more than 400, and its present annual payroll is approximately $12,000,000. HAM's present facility site is maximumly utilized; it has opportunities for additional drilling rig repair, retrofit and new construction work which cannot be met without additional space
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and facilities; a new facility and additional property is essential to
HAM's efficient and cost effective operation and expansion. HAM intends to continue to operate its present facility and the new facility after same is developed.

     3. HAM will not proceed with the expansion and new facility on the subject property unless COUNTY, secures all authorizations and permits necessary for certain site preparation prerequisites to the construction of HAM's improvements, and commits funding, not to exceed $6,000,000, to such site preparation as follows: the East 73 acres of the subject property must be completely filled and leveled to an elevation of approximately 5 to 10 feet mean sea level with surface and underground drainage with subsurface suitable for filter fabric, compacted to handle uniform loading at 1500 lbs per square foot; the west 47 acres of the subject property (constituting roughly the East one-half of the present Greenwood Island dredge disposal area) must be likewise prepared to similar parameters. All of the subject property must be fully permitted by all applicable governmental agencies to allow full utilization by HAM. Dredging to a minimum depth of 30 feet along the entire Eastern boundary of the subject property shall be required to the federal channel of Bayou Casotte. Spoils dredge material will be utilized for fill to the extent possible, and other suitable borrow material if required. Excess material shall be otherwise disposed of. COUNTY shall be responsible for all applicable government permits with respect to the foregoing.

     4. In order to induce HAM to proceed with the project, COUNTY has agreed to undertake and pay for the work described in paragraph 3, provided however that it shall not expend greater than the sum of $6,000,000 for same. HAM shall pay any cost for such work which exceeds $6,000,000. In no event shall HAM have responsibility for any off-site cost associated with initial

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construction, nor shall any such cost be included within calculation of COUNTY's required on-site commitment.

     5. COUNTY shall be responsible over and beyond the commitment described in paragraphs 3 and 4 for the following:

     (a) COUNTY shall use its best good faith efforts to work with the City of Pascagoula, State Department of Transportation and federal agencies to provide suitable access by public road to the subject property for HAM's employees, suppliers and invitees as expeditiously as possible;

     (b) provide adequate public water and sewer utilities to the North property line.

     6. COUNTY shall seek grant money for the purpose of defraying the site preparation costs described in paragraph 3, including any environmental cleanup required with respect to the subject property. Any such grant money, if available, shall be used to defray COUNTY's cost, provided that if such grant money is available in an amount exceeding $6,000,000, and the project is eligible therefor, COUNTY shall use its best efforts to obtain same and further provided that if unforeseen environmental or other cleanup costs are encountered as the project progresses, the parties agree to use their collective best efforts to resolve same and particularly to obtain maximum benefit of any federal or state program for which the project is eligible.

     7. The COUNTY intends to seek a loan from the State of Mississippi through the Mississippi Department of Economic Development pursuant to the Mississippi Business Investment Act, not to exceed $6,000,000, (the "MBIA" loan) to defray its site preparation commitment herein in whole or in part. In this regard, HAM commits as follows:

     (a) The new facility, when operational, will create and maintain not less than 400 net new full-time equivalent jobs.

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           (i) If HAM's average employment is less than 400 during the first five years of its business operations at the subject property, it shall pay COUNTY at that time a pro rata portion of the interest which COUNTY has then paid with respect to the MBIA loan based on the percentage by which employment is below 400, e.g., if average employment is 300 HAM would pay 100/400, or 25% of the interest COUNTY has paid.

          (ii) If HAM's average employment is less than 400 during the first ten years of its business operations at the subject property (including in the average jobs over the first five years), it shall pay COUNTY at that time a pro rata portion of the interest which COUNTY has then paid with respect to the MBIA loan computed in the same manner as subparagraph (i) with credit to HAM for payment, if any, made pursuant to subparagraph (i).

         (iii) If HAM's average employment is less than 400 during the first fifteen years of its business operations at the subject property (including in the average jobs over the first ten years), it shall pay COUNTY at that time a pro rata portion of the interest which COUNTY has then paid with respect to the MBIA loan computed in the same manner as subparagraphs (i) and (ii) with credit to HAM for payment, if any, made pursuant to subparagraphs (i) and
               (ii).

          (iv) If HAM's average employment is less than 400 during the first twenty years of its business operations at the subject property (including in the average jobs over the first fifteen years), it shall pay COUNTY at that time a pro rata portion of the interest which COUNTY has then paid with respect to the MBIA loan computed in the same manner as subparagraphs (i) through iii) with credit to HAM for payment, if any, made pursuant to subparagraphs (i) through (iii).

     (b) HAM and COUNTY acknowledge that the MBIA loan program also carries certain penalty provisions to HAM if its net new full time equivalent jobs fall below certain parameters based on the amount of said loan pursuant to Miss. Code (S) 57-61-15(6). The provisions of subparagraphs (a)(i) through (iv) are in addition to the MBIA loan program requirement, except that HAM shall not be required to duplicate any payment.

     (c) HAM shall pay rental to the County with respect to the subject property in the amounts set forth in the attached Exhibit "A."

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     (d)  HAM shall expend a minimum of $3.00 for every $1.00 expended by COUNTY with respect to improvements to the subject property, and provide satisfactory evidence thereof to COUNTY.

     (e) COUNTY shall not be required to expend any funds until it has satisfactory evidence from HAM that it has expended not less than the amount then required from the COUNTY.

     8. In order to coordinate and expedite the work associated with the subject project, COUNTY shall contract with HAM to develop and manage all of said work on the following basis:

     (a) Neither COUNTY nor HAM shall be entitled to seek compensation or credit, or expenses, for efforts of their respective employees in accomplishing the subject work.

     (b) HAM shall act as Project Manager to accomplish the subject work, and for this purpose HAM and COUNTY shall each designate a qualified representative to coordinate the project.

     (c) It shall be HAM's responsibility to select and manage all contractors and consultants necessary to accomplish the subject work, provided, however, that all contracts and expenditures shall be in strict compliance with all applicable laws.

     9.  HAM and COUNTY agree that time is of the essence.

     (a) HAM shall immediately undertake such engineering and other investigation of the subject property to ascertain that it can be filled, improved and permitted for its intended purposes at a cost which is not prohibitive to HAM. HAM shall provide written notice to the COUNTY on or before November 25, 1996, of its intention to execute a proposed Lease Agreement, or if the subject property cannot be so utilized, its written notice so stating.

     (b) COUNTY shall fully cooperate with HAM in its investigation pursuant to subparagraph (a) and shall expeditiously seek permits for the intended purposes, provided, however, that HAM may terminate this agreement if it determines permits required for the intended purposes may not be obtained.

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     WITNESS OUR SIGNATURES on the respective dates hereinbelow.

                              JACKSON COUNTY BOARD OF SUPERVISORS


                           BY:_______________________________________
                              ITS PRESIDENT
                              DATE:  DECEMBER ______, 1996


                              JACKSON COUNTY PORT AUTHORITY


                           BY:_______________________________________
                              ITS PRESIDENT
                              DATE:  DECEMBER ______, 1996


                              HAM MARINE, INC.


                           BY:_______________________________________
                              ITS PRESIDENT
                              DATE:  DECEMBER ______, 1996

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                                                               Item #6 Exhibit A


                                  EXHIBIT "A"
                                  -----------

     1. DEMISED PREMISES: The property subject to this Lease Agreement is described in Exhibit "1" attached hereto. COUNTY warrants that it has good title to the demised premises, fall authority to lease same pursuant to this Lease Agreement, and that HAM shall have quiet enjoyment of the demised premises during the primary term of this Lease and any renewal term.

     2. TERM: The primary term of the Lease shall be 20 years, and shall commence on the earlier of (1) the date HAM completes the dock and bulkhead improvements described in paragraph 2 of the Memorandum of Understanding, or (2) the date HAM begins use of the subject property for its drilling rig repair, retrofit, and construction work. HAM shall have three options to extend the Lease for additional terms of ten years each on the same terms and conditions as the primary term except rental shall be as set forth in Section 3. At the appropriate time, the parties shall execute a certificate defining the commencement date and rental due date per paragraph 3.

     3. RENTAL: HAM hereby agrees and covenants it will pay to the COUNTY as rent for the aforesaid property the sum of $200,000 per annum, commencing on the earlier of the following dates: (1) two years after commencement of the primary term as described in paragraph 2; (2) two years after COUNTY's final drawdown on the MBIA loan, or (3) to coincide with COUNTY's first MBIA loan repayment. Rent shall be payable annually thereafter for eight total such payments, then $300,000 annually for eight such payments, and two annual payments thereafter of $500,000. Rent during the three ten year option terms shall be $500,000 per annum.

     4. DREDGING: HAM shall perform, or cause to be performed, necessary maintenance dredging.
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     5.   DOCK IMPROVEMENTS AND BULKHEAD INTEGRITY:  HAM shall commence as soon as practicable dock improvements on the East side of the subject property alongside Bayou Casotte which shall be set back 350 feet from the federal channel. HAM agrees that it will maintain its dock and bulkheading in a manner which will insure sufficient stability to prevent failure or damage during maintenance dredging, as referred to in Paragraph 4.

     6. OCCUPANCY: HAM shall be permitted to occupy the premises immediately upon execution of the Lease Agreement, and before commencement date of the primary term, for the purpose of commencing construction of improvements.

     7. WETLANDS: Any wetlands mitigation required for HAMs fall usage of the subject property shall be COUNTY's responsibility.

     8. CORPORATE HEADQUARTERS: HAM will construct a new corporate headquarters on the subject property, or on property presently under lease from the COUNTY pursuant to Amended Lease Agreement dated June 21, 1995, recorded in Book 1066, Page 805, Land Deed Records, Jackson County, Mississippi.

     9. OTHER: The parties shall incorporate other appropriate lease provisions in their final Lease Agreement, including applicable provisions of the Amended Lease Agreement between the parties dated June 21, 1995, recorded in Book 1066, Page 805, Land Deed Records, Jackson County, Mississippi.


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